Exhibit (m)(3)

PIMCO EQUITY SERIES

DISTRIBUTION AND SERVICING PLAN

FOR ADMINISTRATIVE CLASS SHARES

WHEREAS, PIMCO Equity Series (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in separate series (“Funds”), with each Fund representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Funds have adopted a multiple class plan pursuant to Rule 18f-3 under the 1940 Act, to permit the issuance of shares in different classes;

WHEREAS, the Trust is authorized to issue shares of the Funds in separate classes of shares, one of which is designated the Administrative Class (the “Administrative Class” shares);

WHEREAS, certain shareholders of the Trust may require distribution and related services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds;

WHEREAS, issuance of shares of the Funds in a class subject to a fee for the Funds’ cost of providing distribution and related services would allocate the Funds’ expense of rendering such services to the shareholders who receive such additional services;

WHEREAS, the Funds with respect to their Administrative Class shares have entered into Distribution Agreements (“Distribution Agreements”) pursuant to a Distribution Plan (the “Distribution Plan”) with various Service Organizations (“Distribution Service Organizations”) either directly or through the Funds’ principal underwriter (the “Distributor”), pursuant to which the Distribution Service Organization makes available or offers Administrative Class shares of the Funds for sale to the public;

WHEREAS, certain shareholders of the Trust may require administrative, recordkeeping, and shareholder services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds;

WHEREAS, issuance of shares of the Funds in a class subject to a fee for the Funds’ cost of providing administrative, recordkeeping, and shareholder services would allocate the Funds’ expense of rendering such services to the shareholders who receive such additional services;

WHEREAS, the Funds with respect to their Administrative Class shares have entered into Administrative Services Agreements (“Administrative Services Agreements” and together with the Distribution Agreements, the “Agreements”) pursuant to an Administrative Services Plan (the “Administrative Services Plan”) with various Service Organizations (“Administrative Service Organizations” and together with the Distribution Service Organizations, the “Service Organizations”) either directly, through the Funds’ administrator or through the Funds’ Distributor, pursuant to which the Administrative Service Organization provides certain administrative, recordkeeping and shareholder services to its clients, members or customers who purchase shares of the Administrative Class of a Fund;

WHEREAS, the Funds wish to replace the separate Distribution Plan and Administrative Services Plan with a combined Distribution and Servicing Plan for Administrative Class shares as follows (the “Plan”); the Board of Trustees of the Trust having determined that adoption of the Plan will not increase materially the amount to be spent for distribution;

WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders;

NOW THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

1. The Trust shall compensate the Distributor for providing, or procuring through a Service Organization, distribution, shareholder servicing, administrative and/or related services for Administrative Class shares, at a rate specified in paragraph 2 below, based upon the average daily net assets of the Fund attributable to the Administrative Class.

2. Subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Distributor will be compensated monthly (or at such other intervals as the Trustees shall determine) for providing or procuring distribution, administrative, recordkeeping, shareholder and/or related services at an annual rate with respect to each Fund not to exceed 0.25% of the average daily net assets of the Fund attributable to the Administrative Class.

3. The payment of fees by the Distributor to a Service Organization is subject to compliance by the Service Organization with the terms of the Agreement(s) between the Service Organization and the Distributor. If an Administrative Class shareholder ceases to be a client of a Service Organization that has entered into an Agreement with the Distributor, but continues to hold Administrative Class shares, the Service Organization will be entitled to receive a similar payment in respect of the services provided to such investors. For the purposes of determining the fees payable under the Plan, the average daily net asset value of the Fund attributable to the Administrative Class shares shall be computed in the manner specified in the Trust’s Declaration of Trust and current prospectus. The fees may be spent by the Distributor for the services rendered to Administrative Class shareholders as set forth below, but will generally not be spent by the Distributor on recordkeeping charges, accounting expenses, transfer costs or custodian fees.

4. Distribution services which a Service Organization will provide under an Agreement may include, but are not limited to, the following functions: providing facilities to answer questions from prospective investors about the Fund; receiving and answering correspondence, including requests for prospectuses and statements of additional information; preparing, printing and delivering prospectuses (including summary prospectuses) and shareholder reports to prospective shareholders; complying with federal and state securities laws pertaining to the sale of Administrative Class shares; and assisting investors in completing application forms and selecting dividend and other account options. In addition, Service Organizations can provide their endorsement of the Administrative Class shares of a Fund to their clients, members or customers as an inducement to invest in the Fund (collectively, the “Distribution Services”). Administrative services which a Service Organization will provide under an Agreement may include, but are not limited to, the following functions: receiving, aggregating and processing shareholder orders; furnishing shareholder sub-accounting; providing and maintaining elective shareholder services such as check writing and wire transfer services; providing and maintaining pre-authorized investment plans; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining accounting records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; and performing similar account administrative services (collectively, the “Administrative Services”).

5. A Service Organization may enter into an Agreement with the Distributor under this Plan that relates to Distribution Services and/or Administrative Services. The Distributor may, pursuant to this Plan, enter into more than one Agreement for a Fund’s Administrative Class shares, with different Service Organizations providing different combinations of Distribution Services and/or Administrative Services to different groups of beneficial owners.

6. The Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreements and supplements, by votes of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both: (a) the Board of Trustees of the Trust; and (b) those Trustees of the Trust who are not “interested persons” and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

7. The Plan shall continue in effect with respect to a Fund so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 6. The Plan may be terminated at any time with respect to a Fund by a vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of the Administrative Class of the Fund.

8. Any person authorized to direct the disposition of monies paid or payable by an Administrative Class pursuant to the Plan or any related agreement shall provide to the Trust’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

9. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of the Administrative Class of a Fund, on not more than sixty (60) days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

10. The Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that: (a) any amendment to increase materially the costs which the Administrative Class shares may bear pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Administrative Class of the Fund; and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 6 hereof.

11. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

12. The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 8 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

13. As used in the Plan, the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

14. This Plan has been adopted pursuant to Rule 12b-1 under the 1940 Act and is designed to comply with all applicable requirements imposed under such Rule. Any portion of the fees payable pursuant to the Plan deemed to have financed any activity which is primarily intended to result in the sale of the Trust’s shares (within the meaning of Rule 12b-1) shall be deemed to have been paid under this Plan and pursuant to clause (b) of Rule 12b-1.

15. It is understood and expressly stipulated that neither the holders of shares of any Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

Dated: April 1, 2012

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